UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 16, 2015

CVSL INC.

(Exact name of registrant as specified in its charter)

Florida	001-36755	98-0534701
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

2400 North Dallas Parkway, Suite 230, Plano, Texas 75093

(Address of principal executive offices and zip code)

(972) 398-7120

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2015, CVSL Inc. (the “Company”) announced that Ryan Mack, age 26, has been appointed as Deputy Chief Financial Officer of the Company and that Matt Howe, age 26, has been appointed as Chief Investment Officer of the Company.

Since 2013, Mr. Mack has been serving as Managing Director and Co-Head of Investments at Richmont Holdings, Inc. (“Richmont”) in Dallas, Texas, helping to manage Richmont’s acquisition strategy and helping manage finance and operations for both Richmont and the Company.  Prior to joining Richmont in 2013, he served as an Investment Analyst in the Investment Office of the University of Notre Dame as a member of the Marketable Alternatives and Fixed Income groups within the Public Capital Team.  The University’s endowment fund was approximately $8.3 billion at the time he left to join Richmont.  He holds a bachelor’s degree in Business Administration (magna cum laude) from the Mendoza School of Business at the University of Notre Dame.  He has passed all three levels of the CFA Program and is expected to be eligible to be awarded the charter upon completion of the required work experience.

Since 2012, Mr. Howe has been serving as Managing Director and Co-Head of Investments at Richmont, helping to manage Richmont’s acquisition strategy and helping the financial analysis team at both Richmont and the Company.  Prior to joining Richmont in 2012, he served as an analyst in the investment banking division of JP Morgan.  He holds a bachelor’s degree in Business Administration - Finance (summa cum laude) from Texas A&M University.

Mr. Mack is the son of Russell Mack, the Company’s Executive Vice President and a director of the Company. Other than as set forth in the previous sentence, there are no family relationships between Mr. Mack or Mr. Howe and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer other than.  Additionally, there have been no transactions involving Mr. Mack or Mr. Howe that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CVSL Inc.

Date: March 20, 2015	By:	/s/ John P. Rochon
John P. Rochon
Chief Executive Officer